UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 22, 2005

SBA Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-30110	65-0716501
(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 995-7670

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 22, 2005, SBA Senior Finance, Inc. (“SBASF”), an indirect wholly-owned subsidiary of SBA Communications Corporation, entered into two forward-starting interest rate swap agreements, each with notional principal amount of $200 million, with each of Deutsche Bank AG and Lehman Brothers Special Financing Inc. to hedge the variability of future interest rates in anticipation of the issuance of debt which is expected to be issued on or before December 22, 2005 by an affiliate of SBA Communications Corporation. Under the swap agreements, SBASF has agreed to pay a fixed interest rate of 4.199% on the total notional amount of $400 million, beginning on or before December 22, 2005 through December 22, 2010, in exchange for receiving floating payments based on three-month LIBOR on the same notional amount for the same five-year period. The swap agreements will be cash settled, in accordance with their terms, on or before December 22, 2005.

Deutsche Bank AG, Lehman Brothers Special Financing Inc. and/or their affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services in the ordinary course of business for SBA Communications Corporation, and/or its subsidiaries, for which they have received, and will receive, customary fees and commissions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 28, 2005	SBA COMMUNICATIONS CORPORATION

/s/ Anthony J. Macaione
Anthony J. Macaione
Chief Financial Officer